Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

Q-GT (V) INVESTMENT PARTNERS, LLC,

FORUM ENERGY TECHNOLOGIES, INC.

AND

SOLELY FOR PURPOSES OF SECTIONS 6.3, 6.10, 6.11 AND 6.12

GLOBAL TUBING, LLC

AUGUST 25, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND GENERAL		1

1.1	Definitions	1
1.2	Construction	7
1.3	References	7
1.4	Headings	8

ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED INTERESTS		8

2.1	Purchase and Sale of the Purchased Interests	8
2.2	The Closing	8
2.3	Deliveries at the Closing	8
2.4	Allocation of Consideration	9
2.5	Withholding	10

ARTICLE 3 THE CLOSING		10

3.1	Conditions to each Party’s Closing Obligations	10
3.2	Conditions to the Closing Obligations of Buyer	11
3.3	Conditions to the Closing Obligations of Seller	11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		12

4.1	Due Organization, Good Standing and Power	12
4.2	Authorization and Validity of Agreements	12
4.3	Lack of Conflicts	12
4.4	No Consents	13
4.5	No Brokers	13
4.6	Securities Matters	13
4.7	Valid Issuance	13
4.8	Public Disclosure; Financial Statements	13
4.9	Listing	15
4.10	Absence of Certain Changes	15
4.11	Compliance with Laws	15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		15

5.1	Due Organization, Good Standing and Power	15
5.2	Authorization and Validity of Agreements	15
5.3	Ownership of the Seller Interests	16
5.4	Lack of Conflicts	16
5.5	No Consents	16
5.6	Certain Fees	16
5.7	Securities Matters	17

ARTICLE 6 COVENANTS		17

6.1	Cooperation and Reasonable Efforts	17
6.2	Use of Intellectual Property	18
6.3	Management Owners and MIU Holders	18
6.4	Confidentiality	19

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6.5	Publicity	19
6.6	Expenses	19
6.7	Access to Records	19
6.8	Taxes	20
6.9	Further Assurances	20
6.10	Release	20
6.11	Indemnification	22
6.12	Credit Agreement	23

ARTICLE 7 TERMINATION, AMENDMENT, WAIVER AND MODIFICATION		23

7.1	Termination	23
7.2	Effect of Termination	23
7.3	Amendment	24
7.4	Extension/Waiver	24

ARTICLE 8 GENERAL PROVISIONS		24

8.1	Survival	24
8.2	Governing Law	24
8.3	Specific Performance	25
8.4	Assignment	25
8.5	Counterparts	25
8.6	Notices	25
8.7	Time of the Essence	27
8.8	Entire Agreement; Conflicts	27
8.9	Severability	27
8.10	No Strict Construction	28
8.11	Jurisdiction; Consent to Service of Process; Waiver	28
8.12	Liquidity Agreement	29

Exhibits

A:	Form of Assignment of Membership Interests
B:	Form of Registration Rights Agreement
C:	Form of Drag Notice

Schedule

6.3:	Aggregate Purchase Price Determination

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (as it may be supplemented or amended in accordance with the provisions hereof, this “Agreement”), dated as of August 25, 2017, is by and among Q-GT (V) Investment Partners, LLC, a Delaware limited liability company (“Seller”), Forum Energy Technologies, Inc., a Delaware corporation (“Buyer”), and solely for purposes of Sections 6.3, 6.10, 6.11 and 6.12, Global Tubing, LLC, a Delaware limited liability company (the “Company”). The Company (as applicable), Seller and Buyer may be referred to herein individually as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, (a) Seller owns Equity Interests in the Company representing an Initial Sharing Ratio (as defined in the LLCA) of 48.168404% (without giving effect to MIU Dilution (as defined in the LLCA)) (the “Seller Interests”); (b) Buyer or one of its wholly-owned subsidiaries owns Equity Interests in the Company representing an Initial Sharing Ratio (as defined in the LLCA) of 48.168404% (without giving effect to MIU Dilution (as defined in the LLCA)) (the “Buyer Interests”); (c) the Management Owners collectively own Equity Interests in the Company representing an Initial Sharing Ratio (as defined in the LLCA) of 3.663192% (without giving effect to MIU Dilution (as defined in the LLCA)) (the “Management Interests”); and (d) the MIU Holders collectively own the issued and outstanding Management Incentive Units of the Company and have the right to receive distributions in respect of the authorized but unissued Management Incentive Units, as determined by the Board of Directors of the Company, pursuant to the LLCA (collectively, the “MIU Interests”);

WHEREAS, the Seller Interests, the Buyer Interests, the Management Interests and the MIU Interests collectively represent all of the Equity Interests in the Company (the “Membership Interests”); and

WHEREAS, Buyer desires to purchase and acquire the Seller Interests, the Management Interests and the MIU Interests (collectively, the “Purchased Interests”); Seller desires to sell, transfer and convey the Seller Interests to the Buyer; and Buyer and Seller desire to require the Management Owners and the MIU Holders to sell the Management Interests and the MIU Interests, respectively, to Buyer pursuant to Section 9.2 of the LLCA (the “Drag Sale”) in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the Parties set forth herein and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS AND GENERAL

1.1 Definitions. The capitalized terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the ownership interests. For purposes of this Agreement, the Company shall be deemed to not be an Affiliate of either Buyer or Seller.

“Agreement” has the meaning given such term in the preamble to this Agreement.

“Allocation” has the meaning given such term in Section 2.4.

“Antitrust Approvals” means that the waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.

“Antitrust Authority” has the meaning given to such term in Section 6.1.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Applicable Law” means any applicable law (including common law), statute or ordinance of any nation or state, including the United States, and any political subdivision thereof, including any of the United States, any regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable order of any court or other Governmental Authority having the effect of law in any such jurisdiction. For the avoidance of doubt, any references herein to “any Applicable Law” shall, as indicated by this definition, be deemed to refer only to such Applicable Law as is applicable in the circumstances.

“Assignment of Membership Interests” means that certain Assignment of Membership Interests to be entered into by Seller and Buyer effective as of the Closing Date, substantially in the form attached hereto as Exhibit A.

“Business” means the design, manufacture and sale of carbon steel coiled tubing and coiled line pipe products and certain services related to such design, manufacture and sale for the downhole oil and gas industry, as conducted by the Company between the date of its formation and the Closing Date.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by Applicable Law to be closed.

“Buyer” has the meaning given such term in the preamble to this Agreement.

“Buyer Interests” has the meaning given such term in the recitals to this Agreement.

“Buyer Releasors” has the meaning given such term in Section 6.10(b).

“Buyer Reports” has the meaning given such term in Section 4.8(a).

“Cash Consideration” has the meaning given such term in Section 2.1(b)(ii).

“Charter Documents” means, with respect to any entity, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that entity, (b) the bylaws, limited liability company agreement or regulations or partnership agreements (or the equivalent governing documents) of that entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of equity ownership in that entity or any rights in respect of that entity’s equity ownership interests.

“Claim” means any claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability or breach of warranty.

“Closing” has the meaning given such term in Section 2.2.

“Closing Date” has the meaning given such term in Section 2.2.

“Commission” means the Unites States Securities and Exchange Commission.

“Company” has the meaning given such term in the preamble to this Agreement.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 16, 2014, by and among the Company, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, and the Lenders named therein.

“DOJ” means the Department of Justice of the United States.

“Drag Notice” has the meaning given such term in Section 6.3.

“Drag Sale” has the meaning given such term in the recitals to this Agreement.

“Drag Subject Interests” has the meaning given such term in Section 6.3.

“Equity Interests” means capital stock, partnership or limited liability company membership interests or units (whether general, limited or incentive), other equity interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity. Equity Interests shall also include subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and securities convertible into or exercisable or exchangeable for Equity Interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement attached as Exhibit B to that certain Amended and Restated Stockholders Agreement, dated as of August 2, 2010, by and among the Company and the persons listed as “Stockholders” on the signature pages to the Stockholders Agreement (as such Registration Rights Agreement has been amended).

“FTC” means the Federal Trade Commission of the United States.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Approval” means any permit, license, franchise, approval, consent, waiver, certification, qualification or other authorization issued, granted, given or otherwise made available or the expiration or termination of any applicable waiting period by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Governmental Authority” means any federal, state, local, supranational or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, including any court, department, commission, board, bureau, agency, instrumentality or administrative body.

“GT Companies” means the Company and its wholly owned subsidiary, GT Coiled Tubing of Canada ULC, an unlimited liability company formed under the Business Corporations Act (Alberta), collectively.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Accountant” has the meaning given such term in Section 2.4.

“Intellectual Property” means any and all rights existing now or in the future under patent law, copyright law, industrial design rights law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all applications, registrations, renewals, extensions and restorations thereof, all rights to file applications anywhere in the world claiming priority or otherwise based on the foregoing, now or hereafter in force and effect, whether worldwide or in individual countries or regions, that is owned or licensed by the Company or a subsidiary of the Company.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“Liquidity Agreement” means that certain Liquidity Event and Indemnity Agreement, dated as of July 1, 2013, by and among the Company, Seller, Quantum Energy Partners V, LP, a Delaware limited partnership, Buyer, Arc Global Tubing, L.P., a Delaware limited partnership, Arc Global Tubing, LLC, a Delaware limited liability company, and Forum US, Inc., a Delaware corporation.

“LLCA” means the Amended and Restated Limited Liability Company Agreement of the Company, dated July 1, 2013.

“Management Incentive Units” has the meaning given such term in the LLCA.

“Management Interests” has the meaning given such term in the recitals to this Agreement.

“Management Owners” means the holders of Capital Interests (as defined in the LLCA) other than Buyer and Seller, collectively, and “Management Owner” means each of them, individually.

“Material Adverse Effect” with respect to any Person means (a) a material adverse effect on or material adverse change in the business, assets, liabilities, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, other than any effect or change relating to or resulting from (i) changes or conditions affecting the economy or financial markets in general, including changes in interest or exchange rates, (ii) changes or conditions affecting other Persons in the industries in which the Person operates in general, including changes in or changes, effects, events or occurrences generally affecting the prices of oil, natural gas or natural gas liquids, (iii) the announcement of the existence of, or compliance with, or taking any action required by this Agreement or the transactions contemplated hereby, (iv) the taking of any action by such Person with the written consent of the other Parties, (v) any natural disasters, outbreak or escalation of hostilities, acts of war (whether or not declared) or terrorism, (vi) changes in Applicable Law or in GAAP or other accounting standards, (vii) any change in such Person’s credit ratings, (viii) any decline in the market price, or change in trading volume, of the capital stock of such Person or (ix) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predications of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (vii), (viii) and (ix) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (a) hereof) is a Material Adverse Effect); provided that, in the case of clauses (i), (ii), (v) and (vi), to the extent the impact on the Person in question and its subsidiaries, taken as a whole, is disproportionate to the impact on other similarly situated entities, the incrementally disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect or (b) a material adverse effect on or material adverse change in the ability of the Person to consummate the transactions contemplated herein.

“Membership Interests” has the meaning given such term in the recitals to this Agreement.

“MIU Holders” means the holders of Management Incentive Interests (as defined in the LLCA), collectively, and “MIU Holder” means each of them, individually.

“MIU Interests” has the meaning given such term in the recitals to this Agreement.

“NYSE” means the New York Stock Exchange.

“Party” or “Parties” has the meaning given such term in the preamble to this Agreement.

“Person” means any corporation, limited liability company, individual, joint stock company, joint venture, partnership, trust, unincorporated association, Governmental Authority or other entity.

“Proceeding” means any action, case, lawsuit, arbitration, mediation, investigation, hearing, audit, examination or other proceeding (including regulatory or administrative proceedings) at law or in equity, commenced, brought, conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration.

“PSA” has the meaning given such term in Section 6.3.

“Purchased Interests” has the meaning given such term in the recitals to this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, to be entered into effective as of the Closing Date, substantially in the form attached hereto as Exhibit B.

“Released Matters” has the meaning given such term in Section 6.10(a).

“Released Party” has the meaning given such term in Section 6.10(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning given such term in the preamble to this Agreement.

“Seller Indemnitees” has the meaning given such term in Section 6.11(a).

“Seller Interests” has the meaning given such term in the recitals to this Agreement.

“Seller Released Matters” has the meaning given such term in Section 6.10(b).

“Seller Released Party” has the meaning given such term in Section 6.10(b).

“Seller Releasors” has the meaning given such term in Section 6.10(b).

“Stock Consideration” means 10,000,000 newly issued shares of common stock of Buyer, par value $0.01.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or similar statement relating to Taxes, including any schedule or attachment thereto and any related or supporting information.

“Taxes” means (a) all United States federal, state, provincial, local or foreign income, profits, accumulated earnings, personal holding company, estimated, gross receipts, windfall profits, sales, use, transfer, value added, severance, franchise, capital gains, capital stock, withholding, ad valorem, employment, unemployment, workers’ compensation, occupation, occupancy, production, social security, disability, wage, payroll, stamp, registration, premium, goods and services, real property, personal property, intangible property, excise, general excise, alternative or add-on minimum, customs or environmental taxes, or any other taxes, together with any interest, fines, penalties or additions to tax attributable to or imposed with respect thereto, whether or not disputed; and (b) any liability to any Governmental Authority for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar state, local or foreign law.

“Third Person” means (a) any Person other than a Party or its Affiliates or the GT Companies and (b) any Governmental Authority.

“Transaction Documents” means this Agreement, the Registration Rights Agreement and the Assignment of Membership Interests.

“Transfer Taxes” means any and all transfer, documentary, sales, use, goods and services, stamp, gross receipts, excise, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (for the avoidance of doubt, Transfer Taxes does not include income Taxes) incurred in connection with the consummation of the transactions contemplated by this Agreement.

1.2 Construction. Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require.

1.3 References. As used in this Agreement, unless expressly stated otherwise, references to (a) “include” or “including” mean “including, without limitation,” and (b) “days” means calendar days unless otherwise indicated. Unless otherwise specified, all references in this Agreement to Articles, Sections, Schedules and Exhibits are deemed references to the corresponding Articles, Sections, Schedules and Exhibits in, to and of this Agreement, each of such Schedules and Exhibits being made a part hereof for all purposes.

1.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED INTERESTS

2.1 Purchase and Sale of the Purchased Interests.

(a) Subject to and in accordance with the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver the Seller Interests to Buyer, and Buyer agrees to purchase and accept the Seller Interests from Seller, free and clear of all Liens.

(b) At the Closing, subject to and in accordance with the terms of this Agreement, Buyer shall pay to Seller:

(i) the Stock Consideration; and

(ii) $27,500,000 to be paid in immediately available funds (the “Cash Consideration”) to an account designated in writing by Seller no later than two Business Days prior to the Closing.

2.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002, or at such other place as Buyer and Seller may mutually agree, at 10:00 a.m. at the site of the Closing on the second Business Day after the satisfaction or waiver of the conditions contained in Article 3 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions), or on such other date as Seller and Buyer may mutually agree (the “Closing Date”).

2.3 Deliveries at the Closing.

(a) At the Closing, Seller shall deliver to Buyer:

(i) an officers’ certificate, duly executed on behalf of Seller and dated as of the Closing Date, stating that each condition specified in Section 3.2(a) and Section 3.2(b) has been satisfied in all respects;

(ii) the Registration Rights Agreement duly executed on behalf of Seller;

(iii) properly completed and duly executed certificates of non-foreign status with respect to Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, Seller’s regarded owner) meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) and dated as of the Closing Date; and

(iv) the Assignment of Membership Interests duly executed on behalf of the Seller.

(b) At the Closing, Buyer shall deliver to Seller:

(i) the Stock Consideration;

(ii) the Cash Consideration to be paid by wire transfer of immediately available funds to an account indicated in writing by Seller at least 2 Business Days prior to the Closing;

(iii) an officers’ certificate, duly executed on behalf of Buyer and dated as of the Closing Date, stating that each condition specified in Section 3.3(a) and Section 3.3(b) has been satisfied in all respects;

(iv) the Registration Rights Agreement duly executed on behalf of Buyer; and

(v) the Assignment of Membership Interests duly executed on behalf of Buyer (or an Affiliate of Buyer).

2.4 Allocation of Consideration. If the purchase of the Management Interests and the MIU Interests are consummated on the Closing Date, Buyer and Seller agree to treat the sale of the Seller Interests pursuant to this Agreement as a transaction described in Situation 1 of Rev. Rul. 99-6, 199-1 C.B. 432 (i.e., as a sale of the Seller Interests by Seller and an acquisition of assets by Buyer) for U.S. federal and applicable state and local income tax purposes, unless otherwise required by a change in Law after the date hereof, a closing agreement with an applicable Tax authority or a final non-appealable judgment of a court of competent jurisdiction. If the purchase of the Management Interests and the MIU Interests are consummated on the Closing Date, within 60 days after the Closing Date, Buyer shall prepare and deliver to Seller a draft of a statement setting forth a proposed allocation (the “Allocation”) of the Cash Consideration and the Stock Consideration (as well as liabilities assumed or deemed assumed for U.S. federal income tax purposes, to the extent relevant) among Seller’s share of the assets of the Company in a manner consistent with Section 1060 of the Code, together with reasonable supporting information and calculations. Seller shall inform Buyer in writing within 45 days after the receipt of such draft of any objection by Seller to the Allocation. To the extent that any such objection is received, Buyer and Seller shall attempt in good faith to resolve any disputes within 15 days following the receipt of such objection. If Buyer and Seller are unable to reach such agreement within 15 days after receipt by Buyer of such notice, Seller and Buyer shall jointly select and retain a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of the Parties (the “Independent Accountant”) to resolve the disputed items. Any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 15 days after having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The Allocation (as determined by agreement of the Parties or by the Independent Accountant, as the case may be) shall be binding on the Parties, who shall file all Tax Returns in a manner consistent with the Allocation unless otherwise required by a change in Applicable Law occurring after the date of the final determination of the Allocation, a closing agreement with an applicable Tax authority or a final non-appealable judgment of a court of competent jurisdiction. If the purchase of the Management Interests and the MIU Interests are not consummated on the Closing Date, the Parties agree to use the mechanics set forth above to determine the value of the Company’s assets for purposes of applying Sections 743 and 751 of the Code.

2.5 Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to Seller such amounts as may be required to be deducted or withheld therefrom under Applicable Law; provided that Buyer shall notify Seller of its determination to withhold prior to Closing and the Parties shall cooperate in good faith to minimize to the extent permissible under Applicable Law the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3

THE CLOSING

3.1 Conditions to each Party’s Closing Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law) at or prior to the Closing Date of the following conditions:

(a) any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired; and

(b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be effective as of the Closing.

3.2 Conditions to the Closing Obligations of Buyer. The applicable obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Buyer, to the extent permitted by Applicable Law), at or prior to the Closing Date, of the following additional conditions:

(a) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it;

(b) the representations and warranties of Seller set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement;

(c) since the date of this Agreement, there shall not have been a Material Adverse Effect with respect to the Company; and

(d) Seller shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.3(a).

3.3 Conditions to the Closing Obligations of Seller. The applicable obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (or waiver by Seller, to the extent permitted by Applicable Law), at or prior to the Closing Date, of the following additional conditions:

(a) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it;

(b) the representations and warranties of Buyer set forth in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except as affected by transactions contemplated or permitted by this Agreement;

(c) Buyer shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.3(b);

(d) since the date of this Agreement, there shall not have been a Material Adverse Effect with respect to Buyer;

(e) all consents or waivers under, or amendments to, the Existing Registration Rights Agreement necessary to give effect to the terms of the Registration Rights Agreement shall have been obtained, granted or executed, as applicable, and be in full force and effect; and

(f) the Stock Consideration to be issued to Seller shall have been approved for listing on the NYSE, subject only to official notice of issuance thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement, that the following are true and correct:

4.1 Due Organization, Good Standing and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which it is required to be so authorized, qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated herein. Buyer has all requisite corporate power and authority under Applicable Law and its Charter Documents to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.2 Authorization and Validity of Agreements. The execution and delivery by Buyer of this Agreement and the execution and delivery of any other Transaction Documents to which Buyer or any of its Affiliates is or will be a party, and the consummation by Buyer or any such Affiliate of Buyer of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate and other action on the part of Buyer and such Affiliate of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be (a) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (b) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). At the Closing, each other Transaction Document to which Buyer or any of its Affiliates is a party shall be a valid and legally binding obligation of Buyer or such Affiliate, in each case enforceable against Buyer or such Affiliates of Buyer in accordance with its terms, except as such enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

4.3 Lack of Conflicts. Neither the execution and delivery by Buyer of this Agreement, nor the execution and delivery by Buyer or any of its Affiliates of any other Transaction Document to which Buyer or any of its Affiliates is or will be a party, nor the consummation by Buyer or such Affiliate of Buyer of the transactions contemplated hereby and thereby, does or will (a) conflict with, or result in the breach of any provision of, the Charter Documents of Buyer or such Affiliate of Buyer or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Buyer or any such Affiliate is a party or by which Buyer or any such Affiliate (or their respective properties or assets) are bound or (b) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Buyer or such Affiliate of Buyer or to which any of its properties or assets are subject.

4.4 No Consents. No Governmental Approvals or consents of any Third Person are required for the execution and delivery by Buyer of this Agreement or Buyer or any of its Affiliates of the other Transaction Documents to which Buyer or such Affiliate of Buyer is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for Antitrust Approvals or as have already been obtained.

4.5 No Brokers. Neither Buyer nor any of its Affiliates nor any of their respective officers, directors or employees, on behalf of Buyer or such Affiliates, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

4.6 Securities Matters. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Purchased Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with Applicable Laws, nor with any present intention of distributing or selling any of the Purchased Interests.

4.7 Valid Issuance. The Stock Consideration has been duly authorized, and when issued and delivered by Buyer as provided in this Agreement, the Stock Consideration will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

4.8 Public Disclosure; Financial Statements. (a) Buyer has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed or furnished by it with the Commission since January 1, 2015 (collectively, the “Buyer Reports”). As of their respective dates (or, if amended, as of the date of such amendment), the Buyer Reports complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and complied in all material respects with applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Buyer Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Buyer and its subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Buyer Reports (including any related notes and schedules) complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the Commission with respect thereto and fairly presents, in all material respects, the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Buyer and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the Commission and (ii) normal year-end audit adjustments which have not been and are not expected to be material), in each case in accordance with GAAP consistently applied during the periods involved.

(c) Buyer keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

(d) There are no liabilities or obligations of Buyer or any of its subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed) that would be required to be reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against on the consolidated balance sheet of Buyer or (B) readily apparent in the notes thereto, in each case included in Buyer’s quarterly report on Form 10-Q for the quarter ended June 30, 2017, (ii) incurred in the ordinary course of business since June 30, 2016 or (iii) such liabilities or obligations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer.

4.9 Listing. The issued and outstanding shares of Buyer Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FET”. There is no suit, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer by the NYSE or the Commission with respect to any intention by such entity to deregister the Buyer Common Stock or prohibit or terminate the listing of Buyer Common Stock on the NYSE. Buyer has taken no action that is designed to terminate the registration of Buyer Common Stock under the Exchange Act.

4.10 Absence of Certain Changes. Since December 31, 2016, there has not been any Material Adverse Effect with respect to Buyer or any event, occurrence, change, discovery or development of a state of circumstances or facts which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Buyer.

4.11 Compliance with Laws. Each of Buyer and its subsidiaries (i) is, and has been for the previous three years, in compliance with all Applicable Laws and (ii) to the knowledge of Buyer, has not received notice from any Governmental Authority that it is not in compliance with any Applicable Law, in each case except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to Buyer.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date of this Agreement, that the following are true and correct:

5.1 Due Organization, Good Standing and Power. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is duly authorized, qualified or licensed to do business as a foreign corporation or other organization in good standing in each of the jurisdictions in which it is required to be so authorized, qualified or licensed, except where the failure to be so qualified would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated herein. Seller has all requisite limited liability company power and authority under Applicable Law and its Charter Documents to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization and Validity of Agreements. The execution and delivery by Seller of this Agreement and the execution and delivery of any other Transaction Documents to which Seller is or will be a party, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be (a) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (b) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). At the Closing, each other Transaction Document to which Seller is a party shall be a valid and legally binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as such enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

5.3 Ownership of the Seller Interests. Seller is the sole record and beneficial owner of the Seller Interests, which represent all the Equity Interests in the Company owned or held by Seller. At Closing, Buyer will acquire record and beneficial ownership of the Seller Interests free and clear of all Liens created by Seller or its Affiliates, other than transfer restrictions imposed by securities laws or the Charter Documents of the Company.

5.4 Lack of Conflicts. Neither the execution and delivery by Seller of this Agreement, nor the execution and delivery by Seller of any other Transaction Document to which Seller is or will be a party, nor the consummation by Seller of the transactions contemplated hereby and thereby, does or will (a) conflict with, or result in the breach of any provision of, the Charter Documents of Seller or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Seller is a party or by which Seller (or its properties or assets) is bound, (b) violate any Applicable Law or any permit, order, award, injunction, decree or judgment of any Governmental Authority applicable to or binding upon Seller or to which any of its properties or assets are subject or (c) result in the creation of any Lien upon the assets of Seller.

5.5 No Consents. No Governmental Approvals or consents of any Third Person are required for the execution and delivery by Seller of this Agreement or the other Transaction Documents to which Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby, except for Antitrust Approvals or as have already been obtained.

5.6 Certain Fees. Neither Seller nor any of its Affiliates nor any of their respective officers, directors or employees, on behalf of Seller or such Affiliates, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby.

5.7 Securities Matters. Seller is an accredited investor as defined in Regulation D under the Securities Act. Seller is acquiring the Stock Consideration for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with Applicable Laws, nor with any present intention of distributing or selling any of the Stock Consideration.

ARTICLE 6

COVENANTS

6.1 Cooperation and Reasonable Efforts. The Parties agree to cooperate with each other and to use reasonable best efforts to cause all of the conditions precedent to Closing to be satisfied as promptly as practicable and to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (a) the causing of the conditions precedent set forth in Article 3 to be satisfied and (b) the obtaining of all necessary Governmental Approvals and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any). In addition to and without limiting any of the other covenants of the Parties contained in this Section 6.1, each of Buyer and Seller shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Authorities with jurisdiction over Antitrust Laws (each such Governmental Authority, an “Antitrust Authority”) information and documents requested by any Antitrust Authority as necessary and appropriate to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement; provided, that in the case of the filings under the HSR Act, the Parties shall file with the FTC and the DOJ the notification and report form required under the HSR Act with respect to the transactions contemplated hereby within 10 Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act or other applicable Antitrust Laws for additional information, documents or other materials received by each of them or any of their respective Affiliates in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filings and in connection with resolving any investigation or other inquiry of any of the FTC, the DOJ or any other Antitrust Authority or other Governmental Authority with respect to any such filing or any such transaction. Each of Buyer and Seller shall use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority regarding any such filings or any such transaction. Neither Buyer nor Seller shall independently participate, or permit any Affiliate to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Subject to Applicable Law and appropriate confidentiality arrangements, Buyer and Seller will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party or any of its Affiliates relating to proceedings under the HSR Act or other applicable Antitrust Laws. The Parties agree that each Party shall have sole responsibility for its respective filing fees associated with HSR Act filings and any other similar filings required under applicable Antitrust Laws in any other jurisdiction.

6.2 Use of Intellectual Property. Buyer and Seller each acknowledge that, pursuant to the LLCA and Applicable Law, the Company is the only Party with rights in the Intellectual Property, including but not limited to, any rights to the use of the names “Global Tubing,” “DURACOIL,” “SMARTaper” and any associated logos and trademarks or service marks. From the time of the Closing, Seller and its Affiliates shall refrain from using or disclosing the Intellectual Property.

6.3 Management Owners and MIU Holders. Within two Business Days following the date hereof, Buyer and Seller shall (i) notify the Company of the transactions contemplated by this Agreement and (ii) cause the Company to deliver to each Management Owner and MIU Holder a drag notice in the form attached hereto as Exhibit C (each, a “Drag Notice”), in each case in accordance with the provisions of Section 9.2 of the LLCA (it being understood that each Drag Notice shall constitute a Drag-Along Notice pursuant to the LLCA). Each Drag Notice shall set forth the amount that will be the Aggregate Purchase Price (as defined in the LLCA) applicable to such Drag Sale (it being understood that for purposes of calculating the Aggregate Purchase Price, the deemed per share value of the Stock Consideration shall be as set forth in Schedule 6.3). Following the delivery of the Drag Notices, Buyer shall offer to enter into purchase and sale agreements in the form attached to each Drag Notice (each, a “PSA”) with all of the Management Owners and MIU Holders in respect of all of the Management Interests and the MIU Interests (including the MIU Interests attributable to unallocated Management Incentive Units) (the “Drag Subject Interests”), with such changes thereto as may be agreed to between Buyer and the applicable Management Owner or MIU Holder (it being understood that (i) the consideration payable to the MIU Holders and Management Owners in such Drag Sale shall be allocated in accordance with the LLCA (including Sections 9.2 and Section 4.4 of the LLCA) and (ii) Seller shall reasonably cooperate with Buyer regarding the allocation of the unallocated Management Incentive Units which, for the avoidance of doubt, requires the approval of the Board of Directors (as defined in the LLCA) in accordance with the LLCA to the extent not allocated on a pro rata basis). At or prior to the Closing, Buyer shall enter into a PSA with all of the Management Owners and MIU Holders in respect of all of the Drag Subject Interests or otherwise consummate a Drag Sale with respect to the Drag Subject Interests; provided, however, that Buyer shall not be required to consummate a Drag Sale with respect to the applicable Drag Subject Interests at or prior to Closing if (i) the applicable Management Owner or MIU Holder refuses to execute a PSA after reasonable efforts by Buyer and (ii) all of the unallocated Management Incentive Units have been fully allocated by the Board of Directors (as defined in the LLCA) in accordance with the LLCA prior to Closing. Notwithstanding anything to the contrary in this Agreement, in the event a Drag Sale in respect of all of the Drag Subject Interests is not consummated contemporaneously with Closing, Buyer shall (i) take all steps necessary to permit Seller to comply with the provisions of Section 9.3 of the LLCA with respect to any Membership Interests not acquired by Buyer contemporaneously with Closing and (ii) purchase any such Membership Interests elected to be sold by any Management Owner to Buyer in connection with the application of Section 9.3 of the LLCA.

6.4 Confidentiality. Those provisions in the LLCA concerning Confidential Information (as defined in the LLCA) acquired by Seller from the Company prior to the Closing shall continue to apply to Seller from and after the Closing as if Seller remained a Member (as defined in the LLCA) from and after the Closing for a period of three years.

6.5 Publicity. The Parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement, except (a) as, in the reasonable judgment of any Party, may be legally required by Applicable Law or by a Governmental Authority (including any filings of financial statements by a Party or its Affiliates with the Commission), (b) in connection with a Party’s or its Affiliates’ obligations as a publicly-held, exchange-listed company (including disclosures required to be made in the financial statements of any Party or of any of its Affiliates) or (c) as otherwise agreed to in writing by the Parties. Nothing will prohibit a Party from disclosing information consistent with any information in any press release or other public announcement that was previously agreed to and disseminated in compliance with this Section 6.5.

6.6 Expenses. Except as otherwise specifically provided in this Agreement and whether or not the Closing occurs, each Party and its respective Affiliates shall pay (i) all expenses incurred by or on behalf of such Party or its respective Affiliates in connection with the preparation, authorization and execution of this Agreement and the other Transaction Documents, including all fees and expenses of agents, representatives, counsel and accountants, and (ii) all amounts payable with respect to any claim for brokerage or finders’ fees or other commissions with respect to the transactions contemplated by this Agreement based in any way on any agreement, arrangement or understanding made by such Party or any of its respective Affiliates.

6.7 Access to Records. For a period of six years after the Closing Date, Buyer shall, and Buyer shall cause the Company to, make available and provide Seller and its representatives with reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Company for the period from July 1, 2013 to and including the Closing Date to the extent such access is reasonably required to defend itself in any dispute by a third party related to the Company. This Section 6.7 shall not apply to matters with respect to Taxes, which shall be governed by Section 6.8.

6.8 Taxes.

(a) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns, any audit, litigation, or other proceeding with respect to Taxes or Tax items of the Company. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period (or portion thereof) ending on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other Parties reasonable written notice prior to destroying or discarding any such books and records and, if any other Party so requests, to allow such other Party to take possession of such books and records (other than any books and records related to income Taxes of Buyer or Seller). If the purchase of the Management Interests and the MIU Interests are not consummated on the Closing Date, the Parties shall cooperate in making an election under Section 754 of the Code for the Company and any similar election with respect to any subsidiary of the Company.

(b) Each of Buyer and Seller shall bear 50% of all applicable Transfer Taxes arising as a result of the transactions contemplated by this Agreement. The Party responsible for filing the Tax Returns under Applicable Law relating to such Transfer Taxes will, and will cause such Party’s Affiliates to, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, fees and charges, and, if required by Applicable Law, the other Parties will join in the execution of any such Tax Returns and other documentation.

6.9 Further Assurances. The Parties agree from time to time to take such actions as are necessary to carry out the purposes of this Agreement (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

6.10 Release.

(a) EFFECTIVE AS OF THE CLOSING, SELLER DOES FOR ITSELF AND ITS AFFILIATES AND SUBSIDIARIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (THE “SELLER RELEASORS”) RELEASE AND ABSOLUTELY FOREVER DISCHARGE THE COMPANY, BUYER AND THEIR

RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, MEMBERS, OFFICERS, MANAGERS AND DIRECTORS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT A SELLER RELEASOR NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, ARISING OUT OF SUCH RELEASOR’S STATUS AS AN INTEREST HOLDER OF THE COMPANY, TO THE EXTENT ARISING BY VIRTUE OF, OR IN ANY MANNER RELATED TO, ANY ACTIONS OR INACTIONS WITH RESPECT TO THE COMPANY AND ITS AFFAIRS ON OR BEFORE THE CLOSING DATE; PROVIDED, THAT RELEASED MATTERS SHALL NOT INCLUDE (A) ANY RIGHT OF A SELLER RELEASOR CONTAINED IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, (B) ANY DEFENSES OR, TO THE EXTENT THEY RELATE TO THE SAME SUBJECT MATTER AS ANY CLAIMS REFERRED TO IN THIS CLAUSE (B), COUNTERCLAIMS TO THE EXTENT THEY MAY BE ASSERTED BY A SELLER RELEASOR TO OR IN CONNECTION WITH ANY CLAIMS ASSERTED AGAINST A SELLER RELEASOR IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT BY THE RELEASED PARTIES OR THEIR SUCCESSORS OR ASSIGNS, (C) CLAIMS FOR INDEMNIFICATION FROM THE COMPANY IN RESPECT OF THIRD PARTY CLAIMS PURSUANT TO THE LLCA AND (D) CLAIMS ARISING FROM ACTUAL FRAUD. IT IS THE INTENTION OF SELLER IN EXECUTING THIS RELEASE THAT THE RELEASE CONTAINED IN THIS SECTION 6.10(a) SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. SELLER HEREBY REPRESENTS THAT IT HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.10(a) SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.10(a), WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

(b) EFFECTIVE AS OF THE CLOSING, EACH OF THE COMPANY AND BUYER DOES FOR ITSELF AND ITS AFFILIATES AND SUBSIDIARIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (THE “BUYER RELEASORS”) RELEASE AND ABSOLUTELY FOREVER DISCHARGE SELLER AND ITS AFFILIATES AND EACH OF THEIR RESPECTIVE PARTNERS, SHAREHOLDERS, MEMBERS, OFFICERS, MANAGERS AND DIRECTORS (EACH, A “SELLER RELEASED PARTY”) FROM AND AGAINST ALL SELLER RELEASED

MATTERS. “SELLER RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER NOW KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, THAT ANY BUYER RELEASOR NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, ARISING OUT OF SELLER’S STATUS AS AN INTEREST HOLDER OF THE COMPANY (INCLUDING RELATED TO ANY SERVICE BY A REPRESENTATIVE OF SELLER ON THE BOARD OF THE COMPANY), TO THE EXTENT ARISING BY VIRTUE OF, OR IN ANY MANNER RELATED TO, ANY ACTIONS ON OR BEFORE THE CLOSING DATE; PROVIDED, THAT SELLER RELEASED MATTERS SHALL NOT INCLUDE (A) ANY RIGHT OF A BUYER RELEASOR CONTAINED IN THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, (B) ANY DEFENSES TO THE EXTENT THEY MAY BE ASSERTED BY A BUYER RELEASOR TO OR IN CONNECTION WITH ANY CLAIMS ASSERTED AGAINST A BUYER RELEASOR IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT BY THE SELLER RELEASED PARTIES OR THEIR SUCCESSORS OR ASSIGNS OR (C) CLAIMS ARISING FROM ACTUAL FRAUD. IT IS THE INTENTION OF THE COMPANY IN EXECUTING THIS RELEASE THAT THE RELEASE CONTAINED IN THIS SECTION 6.10(b) SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL SELLER RELEASED MATTERS AND THE FINAL RESOLUTION BY THE RELEASORS AND THE SELLER RELEASED PARTIES OF ALL SELLER RELEASED MATTERS. THE COMPANY HEREBY REPRESENTS THAT IT HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY SELLER RELEASED MATTERS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 6.10(b) SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 6.10(b), WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

6.11 Indemnification.

(a) For a period of six years following the Closing Date, (i) the Company shall, and Buyer shall cause the Company to, cause the Charter Documents of the Company to contain provisions no less favorable to Seller and its employees, agents, directors, managers and officers (including any such Persons who serve as directors of the Company) (collectively, the “Seller Indemnitees”) with respect to limitation of certain liabilities of the Seller Indemnitees and indemnification than are set forth as of the date of this Agreement in the LLCA, (ii) the Company shall, and Buyer shall cause the Company to, cause the Charter Documents of each GT Company to contain no less favorable provisions regarding indemnification of the Seller Indemnitees than the LLCA and (iii) the Company or Buyer shall maintain an insurance policy from an insurance carrier with the same or better credit rating as the Buyer’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Buyer’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing.

(b) In the event that any GT Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) liquidates or otherwise terminates its existence, then, in each such case, proper provisions shall be made so that the successors and assigns of such GT Company shall assume the obligations of the Company and Buyer set forth in this Section 6.11.

(c) The provisions of this Section 6.11: (i) are intended to be for the benefit of, and shall be enforceable by, each Seller Indemnitee, his or her heirs and his or her representatives as express third-party beneficiaries of this Section 6.11; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.12 Credit Agreement. Prior to or contemporaneously with Closing, Buyer and the Company shall cause the Credit Agreement to be terminated and all obligations thereunder (including any prepayment amounts) to be paid off in full.

ARTICLE 7

TERMINATION, AMENDMENT, WAIVER AND MODIFICATION

7.1 Termination. This Agreement may be terminated prior to the Closing Date (a) by mutual written agreement of Buyer and Seller or (b) by either Buyer or Seller if the Closing shall not have occurred on or before November 1, 2017; provided, that, if the condition set forth in Section 3.1(a) shall be the only condition to Closing not satisfied (or capable of being satisfied were the Closing otherwise to occur) on or prior to such date, then neither Buyer nor Seller may unilaterally terminate this Agreement prior to January 31, 2018. Notwithstanding the foregoing, neither Buyer nor Seller shall be entitled to terminate this Agreement prior to the Closing Date pursuant to clause (b) of the previous sentence if the failure of Closing to occur shall be due to the failure of the Party seeking to terminate this Agreement to perform each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date.

7.2 Effect of Termination. In the event of the termination of this Agreement as provided above, there shall be no further liability or obligation on the part of any of the Parties, except and to the extent such termination results from the willful and material breach by a Party of any of its covenants or agreements hereunder, and that, as soon as practicable following termination, the Parties shall mutually agree on and release a joint public announcement of the termination of this Agreement.

7.3 Amendment. This Agreement (including this Section 7.3) may not be amended except by an instrument in writing executed and delivered by the Parties. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

7.4 Extension/Waiver. At any time, a Party solely with respect to itself, may: (a) with respect to obligations owed to it or the performance of other acts for its benefit, extend the time for the performance of such obligations or such other acts to be performed hereunder by another Party; (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the conditions to the obligations of a Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No such waiver shall be operative as a waiver of any other or subsequent requirement of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

8.1 Survival. Subject to the limitations and other provisions of this Agreement, (a) the representations and warranties of Buyer and Seller contained in this Agreement (other than Buyer’s representations and warranties in Section 4.8, Section 4.10 and Section 4.11 shall survive the Closing and shall remain in full force and effect for a period of 3 years after the Closing Date and (b) each covenant and agreement of the Parties contained in this Agreement which by its terms requires performance after the Closing Date shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed. The agreements of the Company in this Agreement and the representations and warranties of Buyer in Section 4.8, Section 4.10 and Section 4.11 shall not survive the Closing Date.

8.2 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to conflicts of laws rules or principles as applied in Texas.

8.3 Specific Performance. Each Party acknowledges that the breach of this Agreement by the other Parties would cause irreparable damage to such Party and that money damages or other legal remedies would not be an adequate remedy for any such damages. Therefore, the obligations of each Party under this Agreement, including Seller’s obligation to sell the Seller Interests to Buyer and Buyer’s obligation to purchase the Seller Interests from Seller, shall be enforceable by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith, without the requirement to post any bond or security in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

8.4 Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party and its permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by any Party (including by operation of Applicable Law or otherwise) except with the prior written consent of the other Parties; provided that Buyer may assign its right to purchase all or any portion of the Purchased Interests to one or more of its wholly owned subsidiaries (it being agreed that no such assignment shall release Buyer from any of its liabilities or obligations under this Agreement). Any purported assignment of this Agreement in violation of this Section 8.4 shall be null and void.

8.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart of this Agreement by email (including PDF attachment) shall constitute valid and sufficient delivery thereof.

8.6 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by courier or mailed by registered or certified mail (postage prepaid, return receipt requested) or by a national overnight delivery service to the relevant Party at the following addresses or sent by facsimile or email (with transmission confirmation) to the following numbers or addresses, as applicable:

If to Buyer, to:

Forum Energy Technologies, Inc.

920 Memorial City Way, Suite 1000

Houston, Texas 77024

Attention: Jim McCulloch

                 John Ivascu

Fax: (713) 583-9346

Email: Jim.McCulloch@F-E-T.com

            John.Ivascu@F-E-T.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: J. David Kirkland

                 James Marshall

Fax: (713) 229-1522

Email: david.kirkland@bakerbotts.com

            james.marshall@bakerbotts.com

If to Seller, to:

Q-GT (V) Investment Partners, LLC

1401 McKinney Street, Suite 2700

Houston, TX 77010

Attention: General Counsel

Email: JBaird@quantumep.com

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street

Houston, Texas 77002

Attention: Keith Fullenweider

                 David Oelman

Email: kfullenweider@velaw.com

            doelman@velaw.com

If to the Company, to:

Global Tubing, LLC

501 County Road 493

Dayton, Texas 77535-2139

Attention: Neal Lux

Fax: (713)265-5099

Email: nlux@global-tubing.com

or to such other address, facsimile number or email address as any Party may, from time to time, designate in a written notice given in accordance with this Section 8.6. Any such notice or communication shall be effective (a) if delivered in person or by courier, upon actual receipt by or on behalf of the intended recipient, (b) if mailed in accordance with the foregoing provisions, upon the earlier of the third Business Day after deposit in the mail or the date of delivery as shown by the return receipt therefor, (c) if delivered by delivery service, upon actual receipt by or on behalf of the intended recipient if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours or (d) if sent by facsimile transmission or email, upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during recipient’s normal business hours. Any notice sent by email shall be followed reasonably promptly with a copy by mail or by facsimile, in either case, in the manner provided for in this Section 8.6.

8.7 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

8.8 Entire Agreement; Conflicts. This Agreement and the Transaction Documents (together with the Exhibits and the other Schedules hereto and thereto) constitute the entire agreement of the Parties hereto and thereto, and supersede all prior agreements and undertakings, both written and oral, among the Parties, with respect to the subject matter hereof.

8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the invalid, illegal or unenforceable provision shall be reformed to the minimum extent required to render such provision valid, legal and enforceable and in a manner so as to preserve the economic and legal substance of the transactions contemplated hereby to the fullest extent permitted by Applicable Law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.10 No Strict Construction. The Parties acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person and any rule of law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

8.11 Jurisdiction; Consent to Service of Process; Waiver. Each of the Parties agrees that it shall bring any Proceeding in respect of any Claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any Federal or state court in Harris County, Texas and solely in connection with Claims arising under such agreement or instrument or the transactions contained in or contemplated by such agreement or instrument, (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such Proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (d) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 8.6. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

8.12 Liquidity Agreement. As of the Closing Date, each of the Parties, on behalf of itself and its Affiliates, agrees that (i) the Liquidity Agreement shall be terminated in its entirety, and (ii) no Party shall have any further duties, liabilities, or obligations of any nature pursuant to the Liquidity Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

Q-GT (V) INVESTMENT PARTNERS, LLC

By:	/s/ Dheeraj Verma
Dheeraj Verma
Authorized Person

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ Prady Iyyanki
Prady Iyyanki
President and Chief Executive Officer

Solely for purposes of sections 6.3, 6.10, 6.11 and 6.12,

GLOBAL TUBING, LLC

By:	/s/ Neal Lux
Neal Lux
President

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

A-1

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

B-1

EXHIBIT C

DRAG NOTICE

C-1

SCHEDULE 6.3

AGGREGATE PURCHASE PRICE DETERMINATION